 Exhibit 10.1

Convertible Preferred Financing

The purpose of this term sheet is to set forth the principal terms pursuant to which certain investment funds and persons (collectively the “Investors”) will purchase certain securities of Marina Biotech, Inc. (the “Company”), and the Company will sell such securities to the Investors (a “Transaction”).

Offering:

Issuer:	Marina Biotech, Inc. (the “Company”)

Issue:	$6 million in convertible preferred stock issued to the Investors (the “CPS”), convertible into a number of common shares calculated at $0.75 (the “Conversion Price”), provided that the Conversion Price and the number of shares issuable shall be adjusted upon reverse and forward stock splits and the like.

Investors:	Qualified Institutional Buyers / Accredited Investors reasonably acceptable to the Company.

Timing:	The funding will be a private placement to occur no later than 2:00 pm eastern on March 7, 2014 (the “Closing”) on the terms set forth herein.

Warrants:	At the Closing, the Investors shall receive warrants (the “Warrants”) to purchase up to a number of shares of the common stock of the Company (“Common Stock”) equal to 75% of the number of shares of Common Stock issuable upon conversion in full of the CPS issued at the Closing, which shall become exercisable on the Compliance Date (as defined below), have an expiration date of five (5) years from the Compliance Date, and have an initial exercise price equal to the Conversion Price of the CPS. The exercise price shall be subject to adjustment as described below under the heading “Adjustment Provision”. In addition, the exercise price and the number of shares issuable shall be adjusted upon reverse and forward stock splits and the like. The Warrants will be exercisable on a cashless basis if the warrant shares are not then registered. The Warrants may be exercised prior to the conversion of all or any of the CPS, and vice versa. In the event that the CPS is converted into New Securities as described under “Conversion” below, the Warrants would expire immediately upon such conversion and be of no further force and effect.

Seniority:	The CPS will rank senior to all shares of common stock in the Company.

Conversion:

All CPS shall be convertible into Common Stock at any time, in whole or in part, at the election of the holder into a number of shares calculated at the Conversion Price. The Company will have the ability to mandate conversion of all, but not less than all, of the then outstanding CPS upon: (i) the acquisition or sale of the Company by or to a third party, including without limitation by merger as long as such acquisition, sale or merger meets typical “equity conditions” and results in the Investors holding shares in a public company; (ii) the execution of definitive documentation relating to a strategic financing yielding gross proceeds to the Company of at least $12 million (a “Qualified Financing”); or (iii) the listing of the Common Stock on a national securities exchange.

Upon the closing of a Qualified Financing that occurs on or prior to the first anniversary of the Compliance Date, the holders of a majority of the outstanding CPS on such date shall have the right to convert all, but not less than all, of the CPS outstanding on such date into the securities of the Company that are issued to investors in the Qualified Financing (such securities, the “New Securities”) having a purchase price that is equal to the purchase price of the CPS. Immediately upon the conversion of the CPS into the New Securities, the CPS would no longer be outstanding.

Adjustment Provision:	The exercise price of the Warrants shall be adjusted to the price, if lower, of any issuances of Common Stock or securities convertible into or exercisable for Common Stock that are consummated after the closing date of this offering and prior to the expiration of the Warrants at an effective price per share of Common Stock that is less than the then-prevailing exercise price (other than for issuances in settlement or compromise of debt or financial obligations, in connection with license agreements and or other customary exceptions) with the number of shares issued upon exercise of the warrants remaining the same; provided that the exercise price of the Warrants shall not be reduced below $0.28.

Public Filings	The Company shall become current with respect to the filing of periodic reports required under the Securities Exchange Act of 1934, as amended, by September 1, 2014 (the date on which the Company achieves compliance being referred to as the “Compliance Date”). If the Company is not current by September 1, 2014, the Company will pay liquidated cash damages of 2.0% of the aggregate purchase price for every month (or part thereof) following the deadline, until such time as the shares of common stock issuable upon conversion of the CPS may be sold without restriction or limitation pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

Conversion Limitations:	The CPS and Warrants shall contain a beneficial ownership blocker provision at 9.99% in the aggregate with the other securities of the Company.

Authorized Shares:	The Company shall take all action necessary to have at all times sufficient shares of Common Stock authorized to satisfy conversion of all of the CPS and exercise of the Warrants.

Counsel:	Pryor Cashman, LLC will act as documentation counsel.

Expiration Date:	The present term sheet will expire, unless signed by both parties or extended in writing, at the close of business on February 23, 2014.
Binding Nature:

The term sheet constitutes a legally binding and enforceable agreement between the parties hereto with respect to the provisions hereof. The failure to execute any further agreements shall not diminish or affect the rights and obligations of the parties hereunder.

Press Release:

The Company shall, by 9:30 a.m. (New York City time) on Monday, February 24, 2014, issue a press release disclosing the existence and the material terms of this term sheet, in a form reasonably approved by the Investors.

Governing Law:	This term sheet shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of law.

SIGNATURE PAGES TO FOLLOW

MARINA BIOTECH, INC.	INVESTOR

Signature: /s/ J. Michael French	Signature: /s/ Steven T. Newby
Name: J. Michael French	Name: Steven T. Newby
Title: President & CEO Date: February 22, 2014	Title: Date: February 22, 2014
Investment Amount: $6 million

Signature Page to Convertible Preferred Financing Term Sheet

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